Exhibit 10.41

SEALY CORPORATION

EXECUTIVE STOCK OWNERSHIP GUIDELINES
FOR SECTION 16 OFFICERS
(Effective January 1, 2010)

Overview

Sealy  executives that are designated by Sealy as reporting officers under Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”) are generally the most senior executives of Sealy. As such, Sealy believes that it is important for them to build and maintain a long-term ownership position in Sealy stock to strengthen their financial alignment with shareholders’ interests. The Sealy Executive Stock Ownership Guidelines for Section 16 Officers specifies target ownership levels of Sealy common stock for each participant.  The program consists of three core components. The first is a statement of targeted ownership, expressed as a fixed number of shares of Sealy common stock. The second is a means of progressing toward the targeted ownership: a holding requirement imposed on a portion of exercised stock options or full-value grants of stock provided by Sealy unless the ownership target is satisfied. The third is a prohibition against certain stock transactions that would mitigate the desired financial alignment with shareholders’ interests and could also raise certain legal risks associated with these types of transactions.

Participation and Effective Date

All Section 16 Officers are subject to these guidelines. These guidelines are effective as of January 1, 2010.  For purposes of this policy “full-value grants” includes all grants or awards of shares of restricted stock, restricted stock units, performance shares, or performance share units. These are all grants or potential grants of Sealy common stock or the right to receive Sealy common stock, without payment of monetary consideration to Sealy, that are made contingent on either continued employment over a period of time or the achievement of specified performance levels. Section 16 Officers will remain subject to the holding requirements under these guidelines for so long as they remain Section 16 Officers of Sealy, unless these guidelines are expressly terminated.

Ownership Targets

The ownership target is expressed as a fixed number of shares, based on the salary grade of the Section 16 Officer. Except for adjustments necessary to reflect any stock splits or similar non-economic events, this number of shares will remain constant until the salary grade of the Section 16 Officer’s position changes or the Compensation Committee of the Board changes the targeted level of ownership. Although the Compensation Committee reserves the right to change the targeted number of shares, we do not expect frequent changes to the targets. The target ownership levels are as follows:

Position / Grade	Number of Shares	Approximate Value as a multiple of Salary in December 2009

CEO	1,150,000	5X
Grade 22	480,000	4X
Grade 20	300,000	3X
Grade 19	150,000	2X

Measurement of Ownership Targets and Achievement

Stock that counts towards satisfaction of these targets includes any of the following items held by the participant, his or her immediate family members, or in trust for the benefit of the participant or his or her immediate family:

•                  Shares owned outright;

•                  Shares held in any 401(k), retirement or employee stock purchase plan;

•                  Shares retained from stock option exercises;

•                  Restricted Stock issued whether or not vested;

•                  Vested or unvested restricted stock units.

Vested and unvested stock options shall not be counted as shares for these targets.

Stock Holding Requirement

Sealy does not expect or require Section 16 Officers to engage in extraordinary out-of-pocket investment transactions to meet these ownership targets. Rather, the ownership obligations of Section 16 Officers are limited to complying with certain holding requirements as applied to Sealy shares delivered on or after January 1, 2010 under Sealy stock option grants and full-value grants. (Full-value grants are equity grants without an exercise price, including grants of shares, restricted shares and restricted share units).

For full-value grants subject to the holding requirement, the Section 16 Officer must hold at least 50% of all vested shares remaining after withholding or sale of vested shares to cover the cost of withholding taxes. For stock options subject to the holding requirement, the Section 16 Officer must hold at least 50% of all the exercised options after the withholding or sale of shares to cover the exercise price and the withholding taxes related to the option exercise. Once the ownership target is achieved, this holding requirement will not apply to subsequently vested shares, unless the sale of such shares would reduce the individual’s share ownership below his or her ownership target level.

Prohibited Transactions

In furtherance of the objectives of these guidelines, and in addition to prohibitions under the Federal securities laws, Section 16 Officers are prohibited from purchasing, selling or writing any exchange-traded call and put options that have Company stock as their underlying security. In addition, Section 16 Officers may not engage in any hedging transaction on Company stock that they beneficially own, including but not limited to:

“forward contracts” (a contract under which Sealy shares are bought or sold at an agreed price but not be delivered until a future date);

“collars” (an arrangement which provides protection against both upside and downside market risk);

“equity swaps” (an arrangement under which the return on Sealy shares is exchanged for the return on another equity, asset or equity index); or

“straddles” (buying or selling both put and call options on Sealy shares to protect against market risks.

No Compensation for Achieving the Ownership Target; No Entitlement to Receive Grants

The Section 16 Officer will obtain no additional compensation or reward for achieving the targeted ownership level. In addition, Sealy does not make any commitment to any persons covered by this policy that they will receive any particular level of stock option grants or full-value grants. While no Section 16 Officer has any entitlement to receive any such grants, if a grant is made, it will be subject to the requirements of these guidelines.

Administration

Annually in December, Sealy will tally each Section 16 Officer’s ownership position and report it to them in conjunction with these guidelines. This tally will also be available to each Section 16 Officer upon request. Each Section 16 Officer is responsible for promptly bringing to Sealy’s attention any discrepancy between Sealy’s records and any records maintained by the executive with respect to his or her ownership position. Hardship exceptions may be made by the Chair of the Compensation Committee.

Amendment and Termination

The Compensation Committee reserves the right to terminate or amend this program at any time. This program is not a contract of employment or compensation or guarantee thereof.

Adopted: December 1, 2009